EXHIBIT 11

                                                         For the Nine Months Ended
                                                       April 30
                                                         2000                1999
                                                   ----------------------------------

 Shares outstanding                                     6,416,939           4,392,242
                                                       ----------         -----------

 Weighted average shares outstanding                    4,821,667           4,056,349
 Stock Options                                          1,416,559           1,415,000
 Warrants                                               1,798,125           1,798,125
                                                       ----------         -----------
       Total weighted average shares outstanding        8,036,352           7,269,474
                                                       ==========         ===========

 Net Income (Loss)                                     $ (474,989)          $ 490,459
                                                       ===========          =========

 Basic Net Earnings (Loss) per share                   $    (0.10)          $    0.12
                                                       ===========         ==========

 Diluted Net Earnings (Loss) per share                 $    (0.06)          $    0.07
                                                       ===========          =========


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